Exhibit 99.1

Midas Reports First Quarter Results

ITASCA, Ill.--(BUSINESS WIRE)--May 4, 2011--Midas, Inc. (NYSE: MDS):

  Earnings per share of $0.07 negatively affected by $0.05 in net foreign currency exchange losses on arbitration settlement
  Shop traffic increases four percent in U.S. Midas shops
  U.S. comparable shop sales up two percent
  Company-operated shop comparable retail sales up five percent

Midas, Inc. (NYSE: MDS) reported net earnings of $0.9 million—or $0.07 per diluted share—for the first quarter ended April 2, 2011, compared to $0.7 million—or $0.05 per diluted share—in the first quarter of 2010.

First quarter results were negatively impacted by $1.3 million of net foreign currency exchange losses—or $0.05 per diluted share—because of the re-measurement of the Euro- denominated arbitration settlement related to the company’s now-concluded contractual dispute with its master European licensee, MESA S.p.A. The arbitration ruling was announced on March 3, 2011, and the €19.0 million award, along with a €3.4 million receivable for legal fees and escrowed royalties, were recorded in the company’s 2010 year-end financial statements at the year-end exchange rate of 1.34 to 1.0.

Under U.S. accounting standards, the company was required to re-measure the €19.0 million liability and the €3.4 million receivable at the exchange rate at the end of the first quarter, which was 1.42 to 1.0. This action resulted in the recording of a net $1.3 million exchange loss in the first quarter.

The company paid the net settlement amount on April 7, 2011. An additional exchange loss of approximately $0.1 million will be recorded in the second quarter of fiscal 2011, as the exchange rate moved further to 1.43 to 1.0 at the time the settlement was paid.

Retail sales

“We now have reported six consecutive quarters of increases in comparable shop retail sales at Midas shops in the United States,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “First quarter 2011 comparable shop sales at U.S. shops were up by two percent, despite a slow January that was affected by bad weather in much of the country.”

“Average daily car count at U.S. Midas shops increased by four percent during the quarter—on top of a 10 percent increase for all of 2010, while the average ticket was stable throughout the quarter,” Feldman said.

In U.S. Midas shops, oil changes increased by 7.2 percent and tire sales grew by 5.2 percent in the quarter. Suspension sales were up by 7.4 percent, while exhaust was up by one percent and brakes declined by 4.8 percent.

Midas’ overall comparable shop sales in Canada were flat in the first quarter, as were sales at SpeeDee shops.

“The sales gains we recorded in the first quarter have continued into the second quarter, with preliminary reports for April showing comparable shop sales increases of two percent for U.S. Midas shops and one percent in Canada,” Feldman said.

In the first quarter, comparable shop sales at company-operated Midas shops were up five percent, helped by the improved performance at shops in Northern California acquired in January 2010. The company originally acquired 22 formerly franchised shops in Northern California, but has since re-franchised five shops and closed one. The remaining 16 Northern California company-operated shops had a 7.6 percent sales increase in the first quarter.

There were 99 company-operated Midas shops at the end of the quarter, down from 117 at the end of the first quarter of 2010.

First Quarter Results

Total sales and revenues for the quarter were $46.1 million, compared to $47.7 million in the first quarter last year. This anticipated decline was primarily the result of the ongoing re-franchising program in which 18 company-operated shops have been sold to franchisees over the past 12 months.

Midas’ franchising revenues were $13.0 million for the quarter, up from $12.9 million in 2010. A decline in the franchised shop count was offset by comparable franchised shop sales gains in the U.S. Midas shops.

Real estate revenues were $7.9 million, flat with last year, as increased retail sales offset a slight decline in rent-producing Midas shops.

Revenues from retail sales at company shops were $18.0 million during the quarter, down from $19.8 million last year. The decline was the result of having 18 fewer company shops this year compared to the first quarter of 2010 as a result of re-franchising, offset by the five percent comparable shop sales increase.

Replacement part sales and product royalties were $5.2 million, down from $5.4 million a year ago, primarily due to a decline in tire sales to shops.

Revenues from the company’s R.O. Writer software business were $1.6 million in the first quarter, compared to $1.5 million last year.

First quarter operating income was $4.7 million, compared to $3.5 million for the same period a year ago, reflecting a 2.9 percentage point improvement in operating margin.

Company-operated shops were breakeven in the first quarter of 2011, compared to a loss of $0.2 million in the first quarter last year. There were also improvements of $0.3 million in operating contributions from R.O. Writer and the real estate businesses.

Selling, general and administrative (SG&A) expenses were $12.3 million during the first quarter of 2011, compared to $13.7 million in 2010. There were no arbitration-related SG&A expenses recorded in the first quarter this year. Operating income in the first quarter of last year was negatively impacted by $1.1 million—or $0.05 per diluted share—of legal and other fees incurred in connection with the European arbitration.

Interest expense for the quarter was $2.0 million, down from $2.5 million in 2010. The company’s bank debt was $62.0 million at the end of the first quarter, down from $74.4 million at the end of the first quarter last year and $62.7 million at the end of 2010.

Midas recorded income tax expense of $0.6 million during the first quarter, compared to $0.5 million in the first quarter of 2010. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $61.3 million from previous years.

Cash Flow

Selected Cash Flow Information ($ in millions)	Q1	Q1
	2011	2010

Cash provided by operating activities before
net changes in assets and liabilities	$4.4	$3.8
Net changes in assets and liabilities	(1.8)	(1.2)
Net cash provided by operating activities	$2.6	$2.6

Capital investments	$(0.5)	$(0.5)
Cash paid for acquired businesses	-	(3.5)
Net borrowings (repayments) of long-term debt and leases	$(1.1)	$2.1

Net cash flow provided by operating activities was $2.6 million for the first quarter, even with the first quarter of 2010. This cash flow was primarily used for capital investments and to re-pay debt.

SpeeDee Co-Brand Update

There are currently 49 co-branded shops, including the conversions during the first quarter of one franchised SpeeDee shop that added Midas services, and one franchised Midas shop and one company-operated Midas shop that added SpeeDee oil changes.

There are 14 company-operated Midas shops in the Chicago and San Diego areas that added SpeeDee services in 2009. These shops reported comparable shop sales increases of 6.2 percent in the first quarter of 2011, on top of an increase of 11 percent in the first quarter of 2010.

An additional 12 company-operated Midas shops—four in California, two in Illinois, one in Indiana and five in Florida—added SpeeDee in 2010. Comparable shop sales at these shops were up by eight percent in the first quarter of 2011.

A total of three franchised Midas shops in New York, Texas and Hawaii added SpeeDee in 2009 and 2010. Comparable shop retail sales at these franchised locations increased by 22 percent in the first quarter of 2011.

Feldman said the company expects to co-brand up to 50 additional shops in 2011.

2011 growth opportunities

“We will continue our proven strategy of growing shop traffic and retail sales with value-added oil changes and through programs that enhance the in-shop operations and customer experience,” Feldman said.

“That said, we are keenly aware of the potential impact on our business by rising prices for gas, food and other staples,” he said. “Our shops must continue to deliver value to our customers through oil changes, brakes and other services to keep their cars operating efficiently and safely.”

Feldman said the company is in various stages of discussions with franchisees at more than 20 locations to co-brand Midas and SpeeDee repairs and services over the next two quarters.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 171 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2010 annual report on Form 10-K and subsequent filings

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter
	Ended fiscal March
	2011	2010
	(13 weeks)	(13 weeks)

Sales and revenues:
Franchise royalties and license fees	$13.0	$12.9
Real estate revenues from franchised shops	7.9	7.9
Company-operated shop retail sales	18.0	19.8
Replacement part sales and product royalties	5.2	5.4
Warranty fee revenue	0.4	0.2
Software sales and maintenance revenue	1.6	1.5
Total sales and revenues	46.1	47.7
Operating costs and expenses:
Franchised shops – occupancy expenses	5.7	5.5
Company-operated shop parts cost of sales	4.8	5.5
Company-operated shop payroll and employee benefits	7.5	8.1
Company-operated shop occupancy and other operating expenses	5.7	6.4
Replacement part cost of sales	4.8	4.9
Warranty expense	0.4	0.2
Selling, general, and administrative expenses	12.3	13.7
(Gain) loss on sale of assets, net	0.2	(0.1)
Total operating costs and expenses	41.4	44.2
Operating income	4.7	3.5
Interest expense	(2.0)	(2.5)
Other income (expense), net	(1.2)	0.2
Income before income taxes	1.5	1.2
Income tax expense	0.6	0.5
Net income	$0.9	$0.7

Earnings per share:
Basic	$0.07	$0.05
Diluted	$0.07	$0.05

Average number of shares:
Common shares outstanding	13.8	13.8
Common stock warrants	0.1	0.1
Shares applicable to basic earnings	13.9	13.9
Equivalent shares on outstanding stock awards	0.2	—
Shares applicable to diluted earnings	14.1	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	March	December
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1.0	$0.6
Receivables, net	29.4	29.5
Inventories	5.5	5.0
Deferred income taxes	16.6	18.0
Prepaid assets	4.1	4.1
Other current assets	2.1	3.0
Total current assets	58.7	60.2
Property and equipment, net	78.9	81.1
Goodwill and other intangible assets, net	40.8	41.0
Deferred income taxes	44.7	43.9
Other assets	3.4	3.5
Total assets	$226.5	$229.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.7	$1.7
Current portion of accrued warranty	1.7	1.7
Accounts payable	16.4	21.1
Accrued expenses	19.8	20.5
Accrued European arbitration settlement	27.1	25.5
Total current liabilities	66.7	70.5
Long-term debt	62.0	62.7
Obligations under capital leases	1.3	1.3
Finance lease obligation	28.7	29.1
Pension liability	22.3	22.5
Accrued warranty	8.8	9.1
Deferred warranty obligation	7.1	6.8
Other liabilities	6.5	6.7
Total liabilities	203.4	208.7

Temporary equity:
Non-vested restricted stock subject to redemption	4.2	3.8

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	9.1	8.9
Treasury stock, at cost (3.5 million shares)	(71.8)	(71.8)
Retained income	98.5	97.6
Accumulated other comprehensive loss	(16.9)	(17.5)
Total shareholders’ equity	18.9	17.2
Total liabilities and shareholders’ equity	$226.5	$229.7

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016